Exhibit 99.1

Antero Resources Announces Formation of Special Committee

Denver, Colorado, February 26, 2018—Antero Resources (NYSE: AR) (“Antero” or the “Company”) announced today that, as part of its ongoing evaluation process disclosed in the Company’s January 29, 2018 press release, the Board of Directors has formed a Special Committee comprised solely of independent directors (the “AR Special Committee”) to explore, review and evaluate potential measures to address the discount in trading value.  The AR Special Committee is in the process of hiring financial and legal advisors to assist in its evaluation.

Commenting on the announcement, Paul Rady, Chairman and CEO, said, “As part of our ongoing review over the past several weeks, which has included discussions with a number of our shareholders, our Board and our financial and legal advisors, our Board established a Special Committee of independent directors charged with exploring and analyzing the merits of any possible measures to enhance Antero’s valuation.”

This release includes “forward-looking statements.”  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control.  All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero expects, believes or anticipates will or may occur in the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Antero’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in AR’s Annual Report on Form 10-K for the year ended December 31, 2017.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.